                                                                 EXHIBIT 10.74

                       [CONFIDENTIAL TREATMENT REQUESTED]

[Certain information has been omitted herein pursuant to a request for confidential treatment pursuant to Rule 24b-2.]

                      SETTLEMENT AGREEMENT ON PURIFIED IL-2

THIS AGREEMENT, made as of the 4th day of April, 1995 (the "Effective Date"), is made by and between Cetus Oncology Corporation, dba Chiron Therapeutics, a corporation of the State of Delaware with its principal office at 4560 Horton Street, Emeryville, California 94608-2916, U.S.A. (hereinafter called "Chiron") and Takeda Chemical Industries, Ltd., a Japanese corporation with its principal office at 1-1, Doshomachi 4-chome, Chuo-ku, Osaka 541, Japan (hereinafter called "Takeda").

                                WITNESSETH THAT:

WHEREAS, Chiron is the owner of the entire right, title and interest in and to United States patent No. 4,569,790 filed by Kirston Koths et al. (Koths);

WHEREAS, Takeda is the owner of the entire right, title and interest in and to United States patent application Serial No. [CONFIDENTIAL TREATMENT REQUESTED] filed by Koichi Kato et al (Kato) on [CONFIDENTIAL TREATMENT REQUESTED] and the corresponding patents and patent applications in certain countries of the world;

WHEREAS, the United States Patent and Trademark Office declared Interference No. [CONFIDENTIAL TREATMENT REQUESTED] between the above-mentioned Koths patent and the Kato application involving the subject matter of purified, recombinant interleukin-2 compositions;

WHEREAS, Chiron and Takeda wish to settle Interference No. [CONFIDENTIAL TREATMENT REQUESTED];

WHEREAS, Chiron desires to obtain a license under the above-mentioned patents and patent applications for the production, sale, and use of purified, recombinant interleukin-2 compositions;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

1    DEFINITIONS
For purposes of this Agreement:

     1.1 "Takeda's U.S. Patent" means United States patent application Serial No. [CONFIDENTIAL TREATMENT REQUESTED], any patent derived therefrom, and any continuations, divisionals, patent term extensions, continuations-in-part thereof and any re-examined or re-issued patents derived therefrom.

     1.2. "Takeda's Patents" means European patent application No. 91105904.6 filed on April 13, 1991, any divisional or continuation patents derived therefrom, any patent term extensions, and all national patents derived therefrom in EPC member countries as well as the other patents and patent applications indicated in EXHIBIT A attached hereto.

     1.3 "Licensed Product" means any product containing recombinant interleukin-2 or its mutein as an active ingredient in a final packaged form suitable for distribution to physicians or other end users, the manufacture, use, or sale of which would, but for this license, infringe a claim or claims of Takeda's U.S. Patents or Takeda's Patents.

     1.4 "Chiron's Subsidiary or Subsidiaries" means any business entity or entities now existing or hereafter organized and selected by Chiron for the purpose of this Agreement, in which Chiron owns, directly or indirectly, more than fifty percent (50%) of the voting stock, such entity being deemed as a Subsidiary only so long as such ownership of voting stock continues.

     1.5 "Chiron Territory" means [CONFIDENTIAL TREATMENT REQUESTED], in which the manufacture, use, or sale of Licensed Product would, but for this license, infringe any claim or claims of the Takeda's U.S. Patent or Takeda's Patents. The Chiron Territory shall [CONFIDENTIAL TREATMENT REQUESTED].

     1.6 "Chiron Co-Exclusive Territory" shall mean [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED]

     1.7 "Net Sales" shall mean the gross amount billed or invoiced for Licensed Products sold by Chiron, Chiron's Subsidiaries, or Chiron's sublicensees, directly to third parties in arms' length commercial transactions in the Chiron Territory less:

     (i)       Customary trade, quantity or cash discounts;

     (ii)      Amounts repaid or credited by reason of rejection or return;
               and/or

     (iii) To the extent separately stated on purchase orders, invoices or other documents of sale, customs and export duties, taxes levied on and/or other governmental charges made as to production, or transportation or insurance charges.

     (iv) sales and value-added taxes separately stated on invoices. Licensed Products shall be considered sold when shipped.

           In the event that Licensed Products are sold in combination with another product or active component (a "Combination Product") for a single price, Net Sales from sales of Combination Product for purposes of calculating royalties due under this Agreement shall be calculated by multiplying the Net Sales of that Combination Product by the fraction A/(A+B), where A is the gross selling price of the Licensed Product sold separately in the country of sale and B is the gross selling price of the other product(s) sold separately in the country of sale. In the event that no such separate sales are made, Net Sales, for purposes of determining royalty payments on such Combination Products, shall be a commercially reasonable apportionment of the gross amount invoiced therefor based upon the relative contribution of the Licensed Products to the price of the Combination Product. Such apportionment shall be negotiated in good faith between the parties and such apportionment shall be established prior to the sale of any such Combination Products.

2    SETTLEMENT OF INTERFERENCE

     2.1   [CONFIDENTIAL TREATMENT REQUESTED]

     2.2   [CONFIDENTIAL TREATMENT REQUESTED]

3    LICENSE GRANT TO CHIRON

     3.1 LICENSE GRANT UNDER TAKEDA'S U.S. PATENT AND TAKEDA'S PATENTS. Takeda hereby grants to Chiron an exclusive license, with the right to sublicense, to make, have made, use, sell and/or import Licensed Product in the Chiron Territory under Takeda's U.S. Patent and Takeda's Patents.

     3.2 LICENSE FOR CHIRON CO-EXCLUSIVE TERRITORIES. Takeda further grants Chiron a license, co-exclusive with Takeda, to make, have made, use, sell and/or import Licensed Product in the Chiron Co-Exclusive Territories under Takeda's Patents in those countries.

4    ROYALTY

     4.1 ROYALTY FOR LICENSE TO TAKEDA'S U.S. PATENT. In consideration of the license granted Chiron under Takeda's U.S. Patent in Section 3.1 of this Agreement, Chiron shall pay a royalty to Takeda as follows:

          4.1.1 Chiron shall pay [CONFIDENTIAL TREATMENT REQUESTED], which date is the [CONFIDENTIAL TREATMENT REQUESTED].

          4.1.2 Thereafter, Chiron shall pay to Takeda a royalty of [CONFIDENTIAL TREATMENT REQUESTED] percent [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales in the U.S.A. in the event that the manufacture, use or sale of Licensed Product would, without a license, infringe an issued claim of Takeda's U.S. Patent, until the expiration date of Takeda's U.S. Patent.

     4.2 ROYALTY FOR LICENSE TO TAKEDA'S PATENTS. In consideration of the license granted Chiron under Takeda's Patents in Section 3.1 of this Agreement, Chiron shall pay to Takeda a royalty of [CONFIDENTIAL TREATMENT REQUESTED] percent [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales in the Chiron Territory, except the U.S.A., in the event that the manufacture, use or sale of Licensed Product would, without a license, infringe a claim of Takeda's Patents. In any given country within the Chiron Territory, Chiron's royalty obligations under this Section 4.2 shall continue until the expiration date of Takeda's Patent(s) in that country.

     4.3 ROYALTY FOR LICENSE IN CO-EXCLUSIVE TERRITORY. In consideration of the license granted Chiron under Takeda's Patents in Section 3.2 of this Agreement, Chiron shall pay to Takeda a royalty of [CONFIDENTIAL TREATMENT REQUESTED] percent [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales in the Chiron Co-Exclusive Territory referenced in Section 3.2, in the event that the manufacture, use or sale of Licensed Product would, without a license, infringe a claim of Takeda's Patents, until such time as Takeda markets a competing IL-2 product with the same general class of indications as Chiron's Licensed Product (the "Competing IL-2 Product"). Examples of such general classes of indications would include, without limitation, Oncology, Viral Diseases, and/or Adjuvant Use. At such time as Takeda markets such a Competing IL-2 Product in any country within the Chiron Co-Exclusive Territory, Chiron's royalty obligation in that country(s) shall be reduced to [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales in the given country(s). In any given country within the Chiron Co-Exclusive Territory, Chiron's royalty obligations under this Section 4.3 shall continue until the expiration date of Takeda's Patent(s) in that country.

     4.4 SALES AMONG CHIRON AND SUBLICENSEES. Net Sales shall be calculated on the basis of the gross invoice price on the final transfer of Licensed Products to unaffiliated third parties. Sales among Chiron, Chiron's Subsidiaries and its sublicensees shall not be subject to royalty, and in such case, the royalty shall become due upon resale to third parties.

     4.5 ROYALTIES PRIOR TO ISSUANCE UNDER TAKEDA'S PATENTS. As to the countries where Takeda's Patents have not issued, Chiron may withhold the royalty payment under Section 4.2 until issuance of Takeda's Patents. Chiron shall make the royalty payment for its prior sales (sales of Licensed Product from the Effective Date of this Agreement until issuance of Takeda's Patents) within sixty (60) days after issuance of Takeda's Patents in that country concerned.

5    PAYMENTS

     5.1 ROYALTY PAYMENTS. Chiron's royalty payments to Takeda shall be made in U.S. dollars into a bank account designated by Takeda. Such payments shall be made within ninety (90) days after the close of each calendar half year. Chiron shall withhold any mandatory withholding taxes as provided below in Section 5.3. Each royalty payment submitted by Chiron to Takeda shall be accompanied by a report setting forth Net Sales, calculation of the royalty and calculation of foreign currency conversions, which calculations shall be made in accordance with the provisions of this Agreement.

     5.2 FOREIGN CURRENCY CONVERSION. Where calculations are made with respect to sales of Licensed Products invoiced in a currency other than United States dollars, all invoiced prices and other component charges, allowances, credits, costs, taxes and duties used to determine such Net Sales shall first be determined in the currency in which the Licensed Products were invoiced and then converted into the equivalent in United States dollars at the exchange rate for such foreign currency as published in THE WALL STREET JOURNAL on the last business day of the calendar half year in which such sales were made.

     5.3 WITHHOLDING TAXES. Where required to do so by applicable law, Chiron shall withhold and pay any and all taxes required to be paid to a taxing authority on account of any payments to Takeda hereunder, and Chiron shall furnish Takeda with satisfactory evidence of such withholding and payment to assist Takeda in obtaining a tax credit or other relief as may be available under the applicable law or treaty. Chiron shall cooperate with Takeda in obtaining exemption from withholding taxes where available under applicable laws and treaties.

     5.4 INTEREST ON OVERDUE PAYMENTS. If any sum due hereunder is not paid in full on the due date, interest at the average prime rate published by the Wall Street Journal on the date following the due date, or the maximum permitted by law, whichever is lower, shall accrue and be payable on any unpaid balance from the date such payment was due until the date paid.

     5.5 NON-REFUNDABLE ROYALTY. Royalties once received by Takeda shall not be refundable for any reason.

6    STATEMENTS, RECORDS AND INSPECTION

     6.1 STATEMENTS. All payments made to Takeda hereunder shall be accompanied by a written statement setting forth in reasonable detail the calculation thereof, including, in the case of royalties paid on Licensed Products, the gross amount invoiced therefor, the aggregate deductions permitted under the definition of Net Sales, aggregate Net Sales, the amount of royalties due to Takeda in respect of such Net Sales.

     6.2 RECORD KEEPING. Chiron shall keep and maintain complete and accurate books of account and adequate records of all sales of Licensed Products and shall retain such books and records for a period of three years from the last day of the calendar year in which such sales were made. Chiron shall require Chiron's Subsidiaries and Chiron's sublicensees to comply with the provisions of this Section 6.2.

     6.3 INSPECTION. At Takeda's request, Chiron shall make such books of account and records available for Takeda's inspection during normal business hours for the sole purpose of determining whether appropriate accounting and payments have been made by Chiron hereunder. An independent accounting firm appointed by Takeda and acceptable to Chiron shall conduct such inspection. Takeda shall bear the cost of any such inspection; provided, that in the event the inspection discloses that any payments made to Takeda hereunder for any accounting period were deficient by more than ten percent, Chiron shall promptly reimburse Takeda for the cost of such independent audit and shall pay to Takeda the amount of such deficiency together with interest thereon at the rate specified above.

7    NO WARRANTIES AND HOLD-HARMLESS

     7.1 DISCLAIMER OF WARRANTY. The license granted hereunder by Takeda is provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. TAKEDA MAKES NO WARRANTY THAT CHIRON'S ACTIVITIES UNDER SUCH LICENSES WILL NOT INFRINGE ANY PATENT(S) OR OTHER PROPRIETARY RIGHT(S) OF THIRD PARTIES. Takeda shall not be liable for any such infringement or allegation thereof.
TAKEDA MAKES NO WARRANTIES WHATSOEVER AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF LICENSED PRODUCT MADE, USED AND/OR SOLD BY CHIRON, CHIRON'S SUBSIDIARIES, OR ITS SUBLICENSEES.

     7.2 HOLD-HARMLESS. Chiron shall be solely liable for, and shall defend, indemnify and hold harmless, Takeda, its affiliates, officers, directors, employees, agents and shareholders harmless against any and all losses, liabilities, damages, claims, judgments, demands, and expenses (including reasonable attorneys' fees) and costs (together or individually, a "Loss") arising out of or in connection with any claim for injuries or damages arising from claims asserted by third parties against Chiron, Takeda, Chiron's Subsidiaries, or Chiron's sublicensees, caused by or related to the design, manufacture, rental, exploitation, production, distribution, advertising, use or sale of Licensed Product by Chiron, Chiron's Subsidiaries or sublicensees hereunder, including, but not limited to, claims of patent infringement or product liability, subject to the provisions of Section 10.1 of this Agreement, relating to Takeda's right to assume the defense of a third party's patent infringement claim. The provisions of this Paragraph shall survive expiration or termination of this Agreement.

8    LICENSE TO TAKEDA FOR [CONFIDENTIAL TREATMENT REQUESTED]

Chiron shall grant to Takeda [CONFIDENTIAL TREATMENT REQUESTED]

[CONFIDENTIAL TREATMENT REQUESTED] pursuant to a license agreement to be concluded by the parties hereto separately from this Agreement.

9    PATENT MARKING IN THE U.S.A.

Chiron shall properly mark Licensed Product sold in the U.S.A. with the patent number of Takeda's U.S. Patent.

10   PATENT INFRINGEMENT

     10.1  INFRINGEMENT ACTION BY A THIRD PARTY.

           (a) DEFENSE OF CLAIM. Chiron shall promptly notify Takeda if any legal proceedings are commenced or threatened against Chiron or any purchaser of Licensed Product on the ground that the manufacture, use or sale of Licensed Product is an infringement of a third party's patent or other intellectual property rights. Chiron shall assume and solely manage the defense of any such action or claim, at its own cost and expense. Upon Chiron's request, and at Chiron's expense, Takeda shall give Chiron all reasonable assistance and cooperation in the defense of such action or claim.

     10.2  INFRINGEMENT ACTION AGAINST A THIRD PARTY.

           (a) MAINTENANCE OF CLAIMS. Each party shall promptly notify the other if it becomes aware of any infringement of Takeda's U.S. Patent or Takeda's Patents by a third party. Both parties shall consult with each other on any action to be taken against such infringement, provided that Takeda shall, in its sole discretion and at its expense, subject to the provisions of subsection (b) below, have the sole right to file and maintain lawsuits for infringement of any of Takeda's U.S. Patents or Takeda's Patents by any third party. Upon Takeda's request, and at Takeda's expense, Chiron shall give Takeda all reasonable assistance and cooperation in any such proceedings.

     In the event that Takeda institutes suit or other legal proceedings to protect or enforce Takeda's U.S. Patents or Takeda's Patents as provided herein, Chiron shall have the option to join in such proceedings and shall be entitled to be represented by counsel of its own choosing.

From any recovery awarded as a result of such suit or legal proceedings instituted by Takeda, Takeda may (i) deduct the full amount of its expenses of prosecuting the same (including attorney's fees and court costs); (ii) shall pay to Chiron, to the extent possible after full payment of (i) above, the full amount of Chiron's costs of participating in the same; (iii) shall pay to Chiron, after full payment of (i) and (ii) above, all damages attributable to Chiron's lost profits and any other damages awarded Chiron in the action, and
(iv) may retain any remaining balance.

           (b) If Takeda should not take any action to stop substantial infringement of any of Takeda's U.S. Patent or Takeda's Patents, Chiron may take itself, or may have any Chiron Subsidiary or any Chiron sublicensee take, the action at its own expense, provided that Chiron has first obtained the written authorization of Takeda, which authorization shall not be unreasonably withheld. Takeda agrees to cooperate in taking such action as may be necessary to enable Chiron or its subsidiaries or sublicensees to conduct a litigation hereunder.
In such case, any monetary recovery in connection with such infringement action shall be retained by Chiron.

           (c) Payments Pending Resolution. The failure of Takeda to take any action against an infringing party shall not relieve Chiron of its obligations under this Agreement. Chiron shall continue to make any and all payments due hereunder on account of sales of Licensed Product during the continuance of any such infringement action and all appeals thereof.

11   TERM AND TERMINATION

     11.1 TERM. Unless sooner terminated as hereinafter provided, this Agreement shall become effective as of the date set forth above and shall continue in effect until the expiration of the last to expire Takeda's U.S. Patent or Takeda's Patents.

     11.2 TERMINATION FOR CAUSE. Either party may terminate this Agreement upon the occurrence of any of the following by giving the other party sixty (60) days' written notice:

     a) Upon or after the bankruptcy, insolvency, or dissolution of the other party;

     b) Upon or after the breach of any material provision of this Agreement by the other party if the breach is not cured within sixty
     (60) days after notice thereof
     to the party in default. Termination of this Agreement shall not relieve Chiron of its obligation to pay the royalties accrued prior to the effective date of termination.

     11.3 PAID-UP LICENSE. In the event that this Agreement is terminated pursuant to Section 11.2 by Chiron due to Takeda's breach of this Agreement, the license granted to Chiron under Article 3 shall become an irrevocable, fully paid-up license thereafter.

12   MISCELLANEOUS PROVISIONS

     12.1 ASSIGNABILITY. Neither party shall assign this Agreement or any of its rights or obligations to a third party without prior written consent of the other party, except to the successor or assignee of all or substantially all of its pharmaceutical business, which consent will not be unreasonably withheld. When duly assigned, this Agreement shall be binding upon and inure to the benefit of such successor or assignee.

     12.2 NOTICES. Any notice between the parties hereto concerning this Agreement shall be given in the English language by prepaid airmail or facsimile letter addressed to the other party as set forth below unless changed by notice so given:

For Chiron:
Dr. David Martin
President
Cetus Oncology Corporation /dba/ Chiron
Therapeutics
4560 Horton Street
Emeryville, California  94608
U.S.A.

With a copy to:

General Counsel
Chiron Corporation
4560 Horton Street

Emeryville, California  94608
U.S.A.

For Takeda:

General Manager
Patent & Licensing Department
Takeda Chemical Industries, Ltd.
1-1, Doshomachi 4-chome
Chuo-ku
Osaka 541
Japan


Any notice or other communication required or permitted to be given by either party under this Agreement shall be effective when delivered, if delivered by hand or by electronic facsimile, or upon receipt if mailed by registered or certified mail, postage prepaid and return receipt requested, addressed to each party at the preceding addresses or such other address as may be designated by notice pursuant to this Section.

     12.3 PROVISIONS CONTRARY TO LAW. In performing this Agreement, the parties shall comply with all applicable laws. Nothing in this Agreement shall be construed so as to require the violation of any law, and wherever there is any conflict between any provision of this Agreement and any law, the law shall prevail, but in such event the affected provision of this Agreement shall be affected only to the extent necessary to bring it within the applicable law.

     12.4 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of Japan, except that questions affecting the construction and effect of any patent shall be determined by the laws of the country in which the patent is issued.

     12.5 USE OF NAMES. Neither party shall use the name of the other in any promotional materials or advertising without the prior written consent of the other.

     12.6 WAIVERS AND MODIFICATIONS. The failure of any party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision. No waiver, modification, release or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by both parties hereto.

     12.7 SETTLEMENT OF DISPUTES. In the event of any controversy or claim arising out of or relating to any provision of this Agreement, the parties hereto shall try to settle it amicably between themselves. Should they fail to agree, the matter in dispute shall be finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the Rules. The arbitration shall be conducted in English and Japanese, and held in Osaka, Japan if initiated by Chiron and in Alameda or San Francisco Counties, California, U.S.A. if initiated by Takeda. The award rendered shall be final and binding on both parties.

     12.8 FORCE MAJEURE. The failure by either party to perform any provision of this Agreement when caused by or resulting from fire, floods, embargoes, government regulations, war, insurrections, riots, civil commotions, strikes, lockouts, acts of God or any other cause beyond the control of such party shall not constitute a breach of such provision.

     12.9 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and all prior negotiations, representations, agreements and understandings are merged into, extinguished by, and completely expressed by this Agreement.

IN WITNESS WHEREOF, the parties have duly executed this Agreement in duplicate as of the date set forth above.

CETUS ONCOLOGY CORPORATION, DBA CHIRON THERAPEUTICS

By:    /s/ D. W. Martin, Jr.
       --------------------------------------
Name       D. W. Martin, Jr.
       --------------------------------------
Title:     President, Chiron Therapuetics
       --------------------------------------
Date:      March 29, 1995
       --------------------------------------

TAKEDA CHEMICAL INDUSTRIES, LTD.

By:    /s/ Tai Matsuzawa
       --------------------------------------
Name       Tai Matsuzawa Ph.D.
       --------------------------------------
Title:     Executive Director
       --------------------------------------
Date:      April 4, 1995
       --------------------------------------

                                    EXHIBIT A

                                TAKEDA'S PATENTS


Country           Serial No.     Filing Date       Patent No.   Expiration Date
-------------------------------------------------------------------------------
[CONFIDENTIAL     35756-84       Nov. 21, 1984

TREATMENT         [CONFIDENTIAL  Nov. 27, 1984

REQUESTED]        TREATMENT

                  REQUESTED]

                  5607-84        Nov. 27, 1984         164174     Nov. 27, 2004

                  81040-A        Nov. 26, 1984         81040      Nov. 26, 1999

                  [CONFIDENTIAL  Nov. 27, 1984

                  TREATMENT

                  REQUESTED]

                  PI8702002      Sep. 28, 1987         MY103892A  Oct. 30, 2008

                  210352         Nov. 27, 1984         210352     Nov. 27, 2000

                  [CONFIDENTIAL  Nov. 26, 1984

                  TREATMENT

                  REQUESTED]

                  84-9221        Nov. 26, 1984         84-9221    Nov. 26, 2004

                  91105904.6     Apr. 13, 1991

[CONFIDENTIAL TREATMENT REQUESTED]